UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2013

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain    Officers; Compensatory Arrangements of Certain Officers

On February 25, 2013, Augme Technologies, Inc. (the “Company”) announced that Ivan Braiker will become the Company’s Chief Executive Officer on March 1, 2013.  In connection with that promotion, the Company entered into the Second Amendment to Employment Agreement, dated as of May 7, 2013, with Mr. Braiker (the “Agreement”).

Under the terms of the Agreement, Mr. Braiker will receive a base salary of $320,000, which will increase to $350,000 on the one year anniversary of the Agreement.  Mr. Braiker will also receive health insurance including disability insurance up to $267 per month and other fringe benefits on the same terms and conditions as other senior management employees.

In addition, Mr. Braiker will be entitled to receive the following bonuses:

Sales Bonus:

In the event of a Control Change, Mr. Braiker will receive a flat fee of 1.0% of Aggregate Consideration above $75 million.  The terms “Control Change” and “Aggregate Consideration” are defined in the Agreement.

Discretionary bonus:

The Company's Board of Directors will have the discretion to award Mr. Braiker a discretionary bonus of up to $20,000 per quarter.

All other terms of Mr. Braiker’s Employment Agreement with the Company, dated August 25, 2011, remain the same.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits

Exhibit No.       Description of Exhibit

10.1	Second Amendment to Employment Agreement, dated as of May 7, 2013, between Augme Technologies, Inc. and Ivan Braiker

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: May 10, 2013	By:	/s/ Thomas J. Virgin
Thomas J. Virgin Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Employment Agreement, dated as of May 7, 2013, between Augme Technologies, Inc. and Ivan Braiker